Exhibit 99.5
Consent of Person to Become Director
Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name and to being named in the prospectus constituting part of this Amendment No. 2 to the Registration Statement on Form S-11 of Reunion Hospitality Trust, Inc. as a person to become a director of Reunion Hospitality Trust, Inc.

/s/ André G. Martinez
Name:	André G. Martinez
Date: May 27, 2010